UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) December 21, 2009
NORDSTROM, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

WASHINGTON	001-15059	91-0515058
(STATE OR OTHER JURISDICTION	(COMMISSION FILE	(I.R.S. EMPLOYER
OF INCORPORATION)	NUMBER)	IDENTIFICATION NO.)

1617 SIXTH AVENUE, SEATTLE, WASHINGTON	98101
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)
REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE (206) 628-2111
INAPPLICABLE
(FORMER NAME OR FORMER ADDRESS IF CHANGED SINCE LAST REPORT)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On December 21, 2009, Nordstrom Inc. (the “Company”) entered into interest rate swap agreements with The Royal Bank of Scotland plc and Wachovia Bank, N.A. (collectively, the “Swap Transaction”). The agreement with Wachovia Bank, N.A. incorporates the 2002 ISDA Master Agreement. The agreement with The Royal Bank of Scotland plc incorporates the 1992 ISDA Master Agreement. The Swap Transaction contains customary representations, warranties and covenants, and may be terminated prior to its expiration, including as a result of certain changes in the Company’s current credit facilities. Any such early termination may require the Company to make additional payments to the counterparties.
The Swap Transaction utilizes a notional amount of $650 million, with an effective date of December 23, 2009 and a maturity date of January 15, 2018. Designed as a fair value hedge intended to manage the Company’s interest rate risk, the Swap Transaction provides for the Company to receive a fixed rate of 6.25% per annum and to pay a variable interest rate based on 1-month USD LIBOR plus a margin of 2.9% (3.1% at December 21, 2009).
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
The information set forth above under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits

Exhibit
Number	Description

10.1	Confirmation of transaction between The Royal Bank of Scotland plc and Nordstrom Inc., dated as of December 22, 2009.

10.2	Confirmation of transaction between Wachovia Bank N.A. and Nordstrom Inc., dated as of December 22, 2009.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORDSTROM, INC.
By:	/s/ Robert B. Sari
Robert B. Sari
Executive Vice President, General Counsel and Corporate Secretary

Dated: December 23, 2009